UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01 Entry into a Material Definitive Agreement

Executive Officer Salaries. On October 27, 2006, the Compensation Committee of the Board of Directors of American Dental Partners, Inc. (the “Company”) finalized the 2007 salaries for each of the executive officers of the Company. The 2007 salaries for the executive officers of the Company are as follows:

Officer	Office(s)	2007 Salary
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$446,500
Michael J. Vaughan	Executive Vice President, Chief Operating Officer	$285,000
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$269,000
Mark W. Vargo	Vice President, Chief Accounting Officer	$165,000

Director Compensation. On October 27, 2006, the Compensation Committee of the Board of Directors of the Company determined cash compensation payable to the directors of the Company beginning in 2007. Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Beginning in January 2007, each non-employee director will receive: (i) a retainer of $8,000 per quarter; (ii) a fee of $3,000 for attending each Board of Directors meeting; and (iii) a fee of $2,000 for attending each committee meeting on which the director serves (except a director receives a fee of $500 for attending each Nominating Committee meeting). The Audit Committee Chairman also will continue to receive an annual retainer of $10,000 and the Compensation Committee Chairman will continue to receive an annual retainer of $5,000. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. In addition, directors who are not employees are eligible to receive options under the Company’s 2005 Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

November 1, 2006	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)